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                                                                    EXHIBIT 4(g)

                  MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT RIDER

RIDER SECTION 1.                                 GENERAL INFORMATION

1.1   WHAT IS OUR                    Our agreement with you includes this rider
      AGREEMENT WITH YOU?            as a part of the contract to which it is
                                     attached. The provisions of the contract apply to this rider unless they conflict with the rider. If there is a conflict, the rider provision will apply. The issue date for this rider is the same issue date as the contract to which it is attached.

                                     We promise to provide the death benefit
                                     described in this rider as long as the
                                     contract and this rider are in force and all the terms and conditions of this rider are met.

1.2   WHAT IS THE BENEFIT            This rider provides a maximum anniversary
      PROVIDED BY THIS               value death benefit during the accumulation
      RIDER?                         period.

1.3   WHEN WILL THIS RIDER           This rider will terminate on the earliest
      TERMINATE?                     of:

                                         a.) the date death proceeds become
                                             payable;

                                         b.) the payout date;

                                         c.) the date you surrender your
                                             contract; or

                                         d.) the date you choose to end this
                                             rider. You may end it by written
                                             request.

                                         Once this rider terminates, the charges
                                         for it will cease and the benefit will
                                         no longer be available.

RIDER SECTION 2.                                  RIDER CHARGES

2.1   IS THERE A CHARGE FOR          There is an annual charge for this rider.
      THIS RIDER?                    The annual charge is determined by
                                     multiplying the annual percentage charge
                                     (shown on the contract data page) by the average monthly contract value for the prior year. The average monthly contract value is equal to the sum of each monthly contract value (the contract value as of the same day of the month as the contract issue date) divided by the number of months.

                                     During the accumulation period, this charge will be deducted pro-rata from your contract value on each contract anniversary. This charge will also be deducted upon full surrender of the contract, payment of death proceeds or selection of a payout option, if not on a contract anniversary. The charge for a partial year will be in proportion to the number of days since the prior contract anniversary

RIDER SECTION 3.                                DEATH BENEFIT PROCEEDS

3.1   WHAT AMOUNT WILL BE PAID       The amount that will be paid under this
      AS DEATH BENEFIT PROCEEDS      contract as death benefit proceeds is equal
      DURING THE ACCUMULATION         to the greater of:
      PERIOD?

                                         a.) the death benefit proceeds provided
                                             by the contract to which this rider
                                             is attached;

                                         b.) the death benefit proceeds provided
                                             by any other rider attached to the
                                             contract; or

                                         c.) the maximum anniversary value
                                             described in Rider Section 4 as of
                                             the date due proof of death is
                                             received.

                                     The death benefit proceeds described above will be reduced by any applicable premium expense charges not previously deducted.

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RIDER SECTION 4.                             MAXIMUM ANNIVERSARY VALUE

4.1   WHAT IS THE MAXIMUM            On the contract issue date, the maximum
      ANNIVERSARY VALUE?             anniversary value is equal to your initial
                                     purchase payment.

                                     After the contract issue date, the maximum anniversary value will be calculated on the following dates:

                                         a.) the date we receive an additional
                                         purchase payment;

                                         b.) the date of payment of a partial
                                             withdrawal; and

                                         c.) on each contract anniversary.

                                     Such value is calculated on each of these dates as follows:

                                     PURCHASE PAYMENT. The maximum anniversary value upon receipt of a purchase payment is equal to:

                                         a.) the most recently calculated
                                         maximum anniversary value;

                                         B.) PLUS the net purchase payment.

                                     PARTIAL WITHDRAWAL. The maximum anniversary value upon payment of a partial withdrawal is equal to:

                                         a.) the most recently calculated
                                             maximum anniversary value;

                                         b.) MINUS an adjustment for each
                                             partial withdrawal equal to (1)
                                             divided by (2), with the result
                                             multiplied by (3), where:

                                             (1)= the partial withdrawal amount;

                                             (2)= the contract value
                                                  immediately prior to the
                                                  partial withdrawal; and

                                             (3)= the most recently calculated
                                                  maximum anniversary value
                                                  immediately prior to the
                                                  partial withdrawal, less any
                                                  adjustments for prior partial
                                                  withdrawals.

                                     CONTRACT ANNIVERSARY. The maximum
                                     anniversary value on each contract
                                     anniversary is equal to the greater of:

                                         a.) your contract value; or

                                         b.) the most recently calculated
                                             maximum anniversary value.

CUNA Mutual Life Insurance Company
   A Mutual Insurance Company

    /s/ Michael B. Kitchen
    -----------------------
          President